EXHIBIT 99.1

Contact: Jack Herrmann

Phone: (208) 386-5532

August 5, 2004

Washington Group International Improves Terms of $350 Million Credit Facility

Boise, Idaho — Washington Group International, Inc. (NASDAQ: WGII) announced today that for the second time this year it has improved the terms of its $350 million credit facility with a financial syndicate led and arranged by Credit Suisse First Boston.

The improved terms reduce the cost of the $235 million institutional portion of the facility (tranche B) by 100 basis points and extend the tranche B maturity to July 2008.

“Our financial performance continues to improve,” said George H. Juetten, Executive Vice President and Chief Financial Officer of Washington Group.  “Because of that, we were again able to work with the financial markets to negotiate better terms on our credit facility.

“We now expect interest expense to be between $9 million and $10 million lower in 2004 compared to 2003.  Coupled with our strong cash position and our debt-free balance sheet, the terms reinforce our liquidity and allow flexibility to address our markets.”

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.  With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides premier science, engineering, construction, operations, program-management, and development services in 15 major markets.

Markets Served

Energy, consumer products, environmental, government, heavy civil, industrial, manufacturing, mining, nuclear services, facilities management, process, telecommunications, transportation, water resources, and weapons demilitarization.

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This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business, industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.